Exhibit 99(a)

CORPORATE INVESTOR RELATIONS 5333 – 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com NEWS RELEASE
CONTACT:	Joseph C. Hete – President & CEO
145 Hunter Drive
Wilmington, OH 45177
937.382.5591

ABX AIR SIGNS CREDIT FACILITY WITH BANK ONE, AS AGENT, AND PNC BANK

WILMINGTON, OH – April 5, 2004 – ABX Air (OTCBB: ABXA) today announced it has signed a $35 million, three-year syndicated credit facility with Bank One, NA as agent, and PNC Bank as a participant. The loan agreement has an accordion feature to increase the credit facility to $45 million in the event ABX Air needs additional borrowing capacity in the future. The facility provides for the issuance of letters of credit on ABX Air’s behalf, as well as additional liquidity to pursue opportunities outside of its contracts with Airborne/DHL. Also, under certain liquidity requirements, ABX Air will be allowed to repurchase ABXA stock. ABX Air does not currently have a stock buyback program, and has made no plans to repurchase ABXA stock.

“We have been very impressed with Bank One and PNC Bank’s ability to quickly understand our business,” stated Joe Hete, President and CEO. “We view our relationships with Bank One and PNC Bank as strategic partnerships that will enable ABX Air to build and strengthen its business.”

ABX Air has two service contracts with Airborne/DHL that support Airborne’s priority air and Airborne and DHL’s deferred ground products. Both contracts generally provide compensation to ABX on a cost-plus basis, with a base mark-up of 1.75% and a potential to earn incremental mark-ups depending on the attainment of contractually specified cost and service goals. Certain costs covered under these agreements, such as jet fuel expense, are reimbursable only, without mark-up. Interest expense on debt to Bank One for indebtedness to provide service under the Airborne/DHL contracts is reimbursable to ABX Air at cost, plus mark-up.

ABX Air is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio and eleven hubs throughout the United States. In addition to providing airlift capacity and staffing to Airborne, an indirect wholly owned subsidiary of DHL Worldwide Express B.V. (DHL), ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

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Transmitted on Business Wire at 5:00 a.m. PDT on April 5, 2004.